                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                       INTERMAGNETICS GENERAL CORPORATION
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                                      LOGO

                       INTERMAGNETICS GENERAL CORPORATION

                    Notice of Annual Meeting of Shareholders
                                November 9, 1999


TO THE SHAREHOLDERS OF
INTERMAGNETICS GENERAL CORPORATION:

Notice is hereby given that the annual meeting of shareholders of INTERMAGNETICS GENERAL CORPORATION (the "Company") will be held at the Company's CORPORATE HEADQUARTERS, 450 Old Niskayuna Road, Latham, New York on November 9, 1999, at 3:00 p.m. local time, for the following purposes:

     1. To elect four directors;

     2. To approve an increase in the number of shares subject to the Company's 1990 Stock Option Plan; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record as of the close of business on September 17, 1999 are entitled to notice of the annual meeting and to vote at the annual meeting and any adjournments thereof.

                                   By order of the Board of Directors,


                                   CATHERINE E. ARDUINI
                                   Corporate Secretary

Latham, New York
September 27, 1999


               REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE
             MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES
                   NO POSTAGE IF MAILED IN THE UNITED STATES.

                       INTERMAGNETICS GENERAL CORPORATION

                             450 Old Niskayuna Road
                                  P.O. Box 461
                             Latham, New York 12110


                                 PROXY STATEMENT

                       1999 Annual Meeting of Shareholders


         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Intermagnetics General Corporation (the "Company") for use at the 1999 annual meeting of shareholders to be held at the Company's CORPORATE HEADQUARTERS, 450 Old Niskayuna Road, Latham, New York on November 9, 1999, at 3:00 p.m. local time, and at any adjournments thereof. This proxy statement and the accompanying proxy are expected to be distributed to shareholders on or about October 4, 1999.

         The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company will also request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

         The Company's annual report to shareholders for the fiscal year ended May 30, 1999, including financial statements, was mailed to shareholders with this proxy statement but does not constitute a part of this proxy statement. KPMG LLP has served as the Company's independent accountants since November 9, 1994, and KPMG LLP is expected to continue to serve in such capacity during the current fiscal year. The Company has requested that a representative of KPMG LLP attend the 1999 annual meeting of shareholders. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate shareholder questions.

                              VOTING AT THE MEETING

         Holders of shares of Common Stock of record at the close of business on September 17, 1999 are entitled to vote at the meeting. As of that date, there were 12,383,739 shares of Common Stock outstanding, excluding Treasury Stock.

         The Company presently has no other class of stock outstanding and entitled to be voted at the meeting. The presence in person or by proxy of shareholders entitled to cast one-third of all votes entitled to be cast at the meeting constitutes a quorum.

         Shares cannot be voted at the meeting unless the holder of record is present in person or by proxy. The enclosed proxy is a means by which a shareholder may authorize the voting of his or her shares at the meeting. The shares of Common Stock represented by each properly executed proxy will be voted at the meeting in accordance with each shareholder's directions. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

         The four directors are to be elected through cumulative voting by a plurality of the votes cast. With respect to the election of directors, each shareholder is entitled to cast as many votes as the number of his or her shares multiplied by the number of directors to be elected and may cast all of such votes for a single director or may distribute such votes among the number of directors to be voted for as such shareholder may see fit. With respect to any other matter to be voted upon by the shareholders, each share of record is entitled to one vote.

         Under rules promulgated by the Securities and Exchange Commission (the "SEC"), boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish to withhold authority to vote for one or more nominees for director. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individuals.

         Abstentions may be specified on the proposal to approve the amendment to the Company's 1990 Stock Option Plan, but not on the election of directors, and will be counted as present for this item. Since the amendment to the 1990 Plan requires the approval of the holders of a majority of shares of the Common Stock represented at the meeting, abstentions will have the effect of a negative vote. Broker non-votes on this item will be treated as shares not present for this purpose and will have no effect on the outcome of the vote; however, abstentions and broker non-votes will be counted for determining if a quorum is present for the meeting.

         Shareholders are urged to specify their choice(s) by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified by record holders (including brokers) submitting proxies, the shares will be voted as recommended by the Board of Directors. Brokerage firms that are members of the New York Stock Exchange or the American Stock Exchange and hold shares in street name for customers may have the authority under the rules of such exchanges to vote in their discretion on behalf of their clients on matters which such exchanges determine to be routine, if such clients have not furnished voting instructions within ten days of the shareholders' meeting.

         Execution of the accompanying proxy will not affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by giving written or oral notice of revocation to the Corporate Secretary of the Company, or by delivering a subsequently executed proxy, at any time before the proxy is voted.

                                  Special Note
         Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you plan to attend the meeting to vote in person and your shares are registered with the Company's transfer agent in the name of your broker or bank, you must secure a legal proxy from your broker or bank assigning voting rights to you for your shares.

                              ELECTION OF DIRECTORS

         The Restated Certificate of Incorporation of the Company classifies the Board of Directors into two classes having staggered terms of two years each. The Board of Directors consists of such number of directors as is fixed from time to time by resolution adopted by a majority of the entire Board of Directors. The Board of Directors currently consists of nine members.

         Four directors are to be elected to hold office until the election and qualification of their respective successors. The Board of Directors has nominated for election as directors Joseph C. Abeles, Thomas L. Kempner, Stuart
A. Shikiar and Sheldon Weinig for a two-year term ending in 2001. All of the nominees currently serve as directors of the Company.

         The nominees have consented to be named and to serve if elected. Unless otherwise instructed by the shareholders, the persons named in the proxies will vote the shares represented thereby for the election of such nominees. The Board of Directors believes all nominees will be able to serve as directors. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the Board of Directors. Shareholders may vote cumulatively for any or all of the nominees or their substitutes. It is the Company's intention to have the proxy holders exercise such cumulative voting rights to elect the maximum number of the nominees listed below or their substitutes. The Board of Directors of the Company unanimously recommends a vote FOR each of the nominees.

Requirements for Advance Notification of Nominations

         Article SIXTH of the Company's Restated Certificate of Incorporation prohibits a nominee from being elected a director unless the name of the nominee, together with such consents and information concerning present and prior occupations, transactions with the Company or its subsidiaries, and other matters as may at the time be required by, or pursuant to, the by-laws, is filed with the Corporate Secretary of the Company no later than the time fixed by, or pursuant to, the by-laws immediately preceding the annual or special meeting at which such person is to be a candidate for director.

         Section 2.03(b) of the Company's by-laws provides that any shareholder entitled to vote for the election of directors at a meeting may nominate a director for election if written notice of the shareholder's intent to make such a nomination is received by the Corporate Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors, with certain exceptions. This section does not apply to nominations for which proxies are solicited under applicable regulations adopted by the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"). The notice must contain, or be accompanied by, the following:

         (a) the name and address of the shareholder who intends to make the nomination;

         (b) a representation that the shareholder is a holder of record of the Company's voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

         (c) such information regarding each nominee as would be required in a proxy statement filed pursuant to the SEC's proxy rules had proxies been solicited with respect to the nominee by the Board of Directors of the Company;

         (d) a description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

         (e) the consent of each nominee to serve as director of the Company if so elected.

         Pursuant to the above requirements, appropriate notices in respect of nominations for directors must be received by the Corporate Secretary of the Company no later than October 26, 1999.

Information Regarding Nominees for Election as Directors and Regarding Continuing Directors

         The information provided herein as to personal background has been provided by each director and nominee as of July 15, 1999.

                NOMINEES FOR ELECTION FOR TERMS EXPIRING IN 2001

                                       Principal Occupations During                        Year First
                                       the Past Five Years and                             Became
Name of Director              Age      Certain Directorships                               Director
----------------              ---      ---------------------                               --------

Joseph C. Abeles              84       Private investor; director of Bluegreen             1986
                                       Corporation, Ultralife Batteries, Inc. and IGENE
                                       Biotechnology, Inc.

Thomas L. Kempner             72       Chairman and Chief Executive Officer, Loeb          1988
                                       Partners Corporation, an investment banking firm;
                                       director Alcide Corporation, CCC Information
                                       Services Group, Inc., Energy Research Corporation,
                                       Evercel, Inc., IGENE Biotechnology, Inc., Insight
                                       Communications Company, Inc., Northwest Airlines,
                                       Inc. (Emeritus), and Roper Starch Worldwide, Inc.

Stuart A. Shikiar             53       President, Shikiar Asset Management, Inc., which    1995
                                       is a registered investment advisory company;
                                       director of Bluegreen Corporation.

Sheldon Weinig                71       Adjunct Professor, Columbia University and State    1993
                                       University of New York at Stony Brook; former Vice
                                       Chairman of Sony Engineering & Manufacturing of
                                       America ("Sony"); former Chairman of Materials
                                       Research Corporation (Materials Research
                                       Corporation was acquired by Sony); director
                                       Insituform Technology Inc., Aseco Corporation,
                                       U.S. Cast Polymer Inc., Kentek Information
                                       Systems, Inc. and Electronic Retail Systems
                                       International, Inc.


               CONTINUING DIRECTORS SERVING TERMS EXPIRING IN 2000

                                       Principal Occupations During                        Year First
                                       the Past Five Years and                             Became
Name of Director              Age      Certain Directorships                               Director
----------------              ---      ---------------------                               --------
Carl H. Rosner                70       Chairman of the Company since its formation in      1971
                                       1971 and Chief Executive Officer from early in
                                       1984 until his retirement as CEO effective May 31,
                                       1999; director of Ultralife Batteries, Inc.

John M. Albertine             55       Chairman and CEO of Albertine Enterprises, Inc.     1996
                                       (an economic forecasting and public
                                       policy firm), since 1994; director of
                                       Thermo Electron Corporation, Thermo
                                       Information Solutions Corporation, U.S. Cast
                                       Products, Inc. and American Precision
                                       Industries, Inc.

Edward E. David, Jr.          74       President, EED Inc. (technology and research        1987
                                       management advisors); principal, Washington
                                       Advisory Group, LLC; director of Spacehab Inc.,
                                       Inter VU, Inc., Medjet Inc., Protein Polymer
                                       Technologies, Inc. and Aquasearch, Inc.

Glenn H. Epstein              41       President and Chief Operating Officer of the        1998
                                       Company since May 5, 1997 (appointed CEO effective
                                       June 1, 1999); prior to that, Mr. Epstein worked
                                       for Oxford Instruments Group, plc, most recently
                                       as President of Nuclear Measurements Group, Inc.
                                       (a wholly-owned subsidiary of Oxford Instruments,
                                       plc).

James S. Hyde                 67       Director of the Biophysics Research Institute at    1997
                                       the Medical College of Wisconsin; Professor of
                                       Biophysics at the Medical College of Wisconsin
                                       since 1975.

General Information Concerning the Board of Directors and its Committees

         The Board of Directors of the Company met on nine (9) occasions in the fiscal year ended May 30, 1999. The by-laws of the Company provide that the Board of Directors, by resolution adopted by a majority of the entire Board of Directors, may designate an Executive Committee or other committees, each of which shall consist of three or more directors. The Board of Directors annually elects from its members the Compensation, Audit and Nominating Committees. During the last fiscal year, each director, except Mr. Shikiar, attended at least 75% of the aggregate of the meetings of the Board of Directors and the committee or committees on which he served. Mr. Shikiar attended more than 75% of the meetings of the Board of Directors and 67% of the aggregate of all meetings of the Board of Directors and the committees on which he served.

         Compensation Committee. The Compensation Committee is presently composed of Messrs. Albertine, Hyde, Kempner, Shikiar and Weinig (Committee Chairman). It is the responsibility of the Compensation Committee to review the recommendations of the Chief Executive Officer of the Company as to the appropriate level of compensation for the Company's principal executive officers and certain other key personnel and to recommend to the Board of Directors the compensation of the Chief Executive Officer. The Compensation Committee also allocates benefits available under the Management Incentive Compensation Program to participants and grants options under the Company's stock option plan. See "Executive Compensation." This Committee met eight (8) times during fiscal year 1999.

         Audit Committee. The Audit Committee is presently composed of Messrs. Abeles (Committee Chairman), Albertine, David, Shikiar and Weinig. This Committee meets with the Company's independent accountants to review the scope of auditing procedures and the Company's accounting procedures and controls. The Committee also provides general oversight with respect to the accounting principles employed in the Company's financial reporting. The Audit Committee met once during fiscal year 1999.

         Nominating Committee. The Nominating Committee is presently composed of Messrs. Abeles, Hyde, Kempner (Committee Chairman) and Rosner. This Committee, in addition to the entire Board of Directors, considers candidates for director of the Company. It is the present policy of the Nominating Committee also to consider nominees who are recommended by shareholders. Shareholders desiring to submit the names of, and any pertinent data with respect to, such nominees should send this information in writing to the Chairman of the Nominating Committee, in care of the Company. The Nominating Committee met once during fiscal year 1999.

Director Remuneration

         Non-employee Directors of the Company (excluding the Chairman) receive $750 per month for their service to the Company in such capacity and a fee of $1,000 for each meeting of the Board of Directors that such director attends. Directors receive a fee of $500 for participation by telephone in any special meeting of the Board of Directors. Committee members who attend scheduled committee meetings not held on the day of a scheduled Board meeting are reimbursed $500 for attendance/participation. The Chairman of the Board of Directors receives $1,875 per month plus $500 for special meetings and committee meetings not held on the day of a scheduled Board meeting. The Chairman does not receive a fee for regular meetings of the Board of Directors.

         Pursuant to the Company's 1990 Stock Option Plan, each director who is not an employee of the Company receives, without the exercise of any discretion by any person, non-qualified stock options to purchase 2,236 shares of Common Stock as of the first business day of each calendar quarter for each year that the 1990 Stock Option Plan remains in existence. All options granted to Non-Employee Directors have a term of five years and become exercisable in three installments on the first, second and third year anniversaries of the date of grant. The option exercise price per share is equal to the fair market value of a share of Common Stock as of the date of grant and the options have a term of five years from the date of grant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership of Common Stock by Directors and Officers

         The following table sets forth certain information with respect to shares of Common Stock beneficially owned by each director and nominee for director of the Company, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers of the Company as a group. This information has been provided by each of the directors and executive officers as of July 15, 1999, at the request of the Company and does not include shares held by participants in the IGC Savings Plan, because such shares are not beneficially owned by participants as that term is defined in
Section 13d-3 of the General Rules and Regulations under the Exchange Act. This information does include shares subject to stock options and similar rights held by each individual or group to the extent such rights are exercisable within 60 days of the date as to which information is provided.

Beneficial Owner                        Number of Shares                   Percentage of
                                        Beneficially Owned(1)              Class(2)

Carl H. Rosner(3)                          612,347                             4.9
Joseph C. Abeles(4)                        373,901                             3.0
Thomas L. Kempner(5)                       150,188                             1.2
James S. Hyde(6)                            94,655                             0.8
Stuart A. Shikiar(7)                        57,006                             0.5
Sheldon Weinig(8)                           29,765                             0.2
Edward E. David, Jr.(9)                     30,361                             0.2
John M. Albertine(10)                       11,091                             0.1
Glenn H. Epstein(11)                        37,958                             0.3
Michael C. Zeigler(12)                      71,652                             0.6
Leo Blecher(13)                             39,494                             0.3
Richard J. Stevens(14)                     184,071                             1.5
All executive officers and directors     1,732,420                            13.4
as a group (15 persons)(15)


(1) Nature of ownership consists of sole voting and investment power unless otherwise indicated.

(2) The percentage for each individual or group is based on the aggregate of the shares outstanding as of July 15, 1999, which was 12,375,934, and all shares issuable to such individual or group upon the exercise of outstanding stock options or similar rights to the extent such rights are exercisable within 60 days of such date.

(3) Includes presently exercisable options to purchase 245,606 shares; also includes 31,716 shares held by Mr. Rosner's spouse, as to which shares Mr. Rosner disclaims beneficial ownership.

(4) Includes 37,396 shares held by Mr. Abeles' spouse, as to which shares Mr. Abeles disclaims beneficial ownership. Also includes presently exercisable options to purchase 26,828 shares.

(5) Includes 72,788 shares held by trusts of which Mr. Kempner is a trustee. Mr. Kempner disclaims beneficial ownership as to 40,422 of such shares. Also includes presently exercisable options to purchase 26,828 shares.

(6)   Includes presently exercisable options to purchase 19,575 shares.

(7) Includes 1,092 shares held in custody for Mr. Shikiar's son, and 2,306 shares owned by clients of his investment advisory company as to which shares he disclaims beneficial ownership although he has both voting and investment power for such shares. Also includes presently exercisable options to purchase 15,648 shares.

(8)   Includes presently exercisable options to purchase 26,828 shares.

(9)   Includes presently exercisable options to purchase 26,828 shares.

(10)  Includes presently exercisable options to purchase 7,450 shares.

(11)  Includes presently exercisable options to purchase 36,958 shares.

(12)  Includes presently exercisable options to purchase 67,489 shares.

(13)  Includes presently exercisable options to purchase 36,494 shares.

(14)  Includes presently exercisable options to purchase 10,404 shares

(15) Includes presently exercisable options to purchase 586,867 shares, and includes certain shares as to which beneficial ownership is disclaimed.

               APPROVAL OF AMENDMENT TO THE 1990 STOCK OPTION PLAN

Proposed Amendment

         At the Annual Meeting, there will be presented to the shareholders a proposal to approve and ratify an increase of 250,000 shares in the number of shares of Common Stock of the Company available under the Company's 1990 Stock Option Plan (the "1990 Plan"). The increase was approved by the Compensation Committee and ratified by the Board of Directors on September 15, 1999.

         The 1990 Plan was adopted by the Board of Directors on December 14, 1990 and approved by the shareholders at the 1991 Annual Meeting. As originally adopted, the 1990 Plan provided for the issuance of up to 492,689 shares of Common Stock upon the exercise of options granted thereunder. Shareholders approved increases in the number of shares available under the plan at Annual Meetings in 1992 (492,552 shares), 1993 (478,205 shares) and 1995 (546,522 shares). In addition, the Board of Directors increased the number of shares available under the plan on May 13, 1997 (624,240 shares), July 21, 1998 (408,000 shares) and July 15, 1999 (200,000 shares) for which shareholder approval was not required. As of August 29, 1999, options to purchase an aggregate of 2,455,357 shares of Common Stock were outstanding under the 1990 Plan and options to purchase 714,077 shares of Common Stock had been exercised under the 1990 Plan. As of August 29, 1999, 72,774 shares are available to be granted under the 1990 Plan.

         The Board of Directors believes that the prospects of the Company are contingent in part on the Company's ability to attract and retain highly qualified employees, consultants and non-employee directors. The Company periodically has granted options under the 1990 Plan to various employees, consultants and non-employee directors in order to attract quality candidates and provide long-term incentive compensation. The proposed increase in shares subject to the 1990 Plan is thus essential to the Company's efforts to attract and retain key executive and other personnel.

Vote Required for Approval

         The vote of a majority of the shares of the Common Stock represented at the Annual Meeting (excluding broker non-votes), in person or by proxy, is required to approve the increase in the number of shares available under the 1990 Plan. The Board of Directors of the Company unanimously recommends a vote FOR approval of the proposal to increase by 250,000 shares the number of shares of Common Stock available under the 1990 Plan.

Description of the Option Plan

         The following description of the 1990 Plan is qualified in its entirety by reference to the 1990 Plan document, previously disclosed as Exhibit A to the Proxy Statement dated October 4, 1991 for the 1991 Annual Meeting of Shareholders, a copy of which will be furnished upon written request to the Corporate Secretary.

         The 1990 Plan replaced the Company's 1981 Stock Option Plan and Stock Option Plan for Non-Employee Directors, and has a term of ten years. As proposed to be amended and subject to certain provisions, the number of shares of Common Stock authorized for issuance upon the exercise of options granted under the 1990 Plan is 3,492,208. Shares subject to options granted under the 1990 Plan that have lapsed or terminated may again be subject to options under the 1990 Plan. Furthermore, the Company may offer to exchange new options for existing options, with the shares subject to the existing options being again available for grant under the 1990 Plan.

         The 1990 Plan is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). Subject to the express provisions of the 1990 Plan, the Compensation Committee has the authority to interpret the 1990 Plan, to prescribe, amend and rescind rules and regulations relating to the 1990 Plan, to determine the terms and provisions of stock agreements thereunder and to make all other determinations necessary or advisable for the administration of the 1990 Plan.

         Employees and consultants of the Company are eligible to receive options under the 1990 Plan. Employees are eligible to receive incentive stock options and non-qualified stock options. Consultants are eligible to receive only non-qualified stock options. The 1990 Plan confers discretion on the Compensation Committee to select employees and consultants to receive options. The Compensation Committee determines the exercise price of the option granted, except that the exercise price may not be less than 100% of the fair market value of the shares for an incentive stock option, or 85% of the fair market value of the shares for a non-qualified stock option, on the date of grant. In addition, the exercise price may not be less than 110% of the fair market value of the shares for an incentive stock option granted to a person who owns stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company.

         The Compensation Committee determines the term of the option, except that no option may have a term of more than ten years. The Compensation Committee also determines whether an option is exercisable in installments and whether the exercise price may be paid in Common Stock, including Common Stock acquired pursuant to the option being exercised. Most of the grants of non-qualified stock options by the Company under the 1990 Plan have a five year term and become exercisable in three annual installments. Most of the grants of incentive stock options by the Company under the 1990 Plan have a ten year term and become exercisable in five annual installments.

         All options granted to employees and consultants are subject to earlier termination on the optionee's death, disability or ceasing to be an employee or consultant of the Company for any reason, except that the Compensation Committee has discretion to provide that upon termination as a result of retirement, disability or death, such grantee or his or her legal representative may exercise any outstanding and then exercisable installments of his or her options for a period not to exceed: (i) one year from the date of such termination in the case of death or permanent and total disability, and (ii) three months from the date of such termination in the case of retirement or other disability. In no event are options exercisable beyond their stated terms.

         The 1990 Plan also provides for the grant to Non-Employee Directors of options to purchase Common Stock of the Company. The Company currently has eight Non-Employee Directors. Non-Employee Directors are eligible to receive only non-qualified stock options and are not eligible to participate in the Company's incentive compensation plans. Each Non-Employee Director receives, without the exercise of any discretion by any person, but subject to availability of shares of Common Stock authorized for issuance under the 1990 Plan, options to purchase 2,236 shares of Common Stock as of the first business day of each calendar quarter for each year that the 1990 Plan remains in existence. The option exercise price per share equals the fair market value of a share of the Company's Common Stock as of the date the option is granted. All options granted to Non-Employee Directors have a term of five years and become exercisable in three installments on the first, second and third year anniversaries of the date of grant.

         If an individual ceases to be a Non-Employee Director for any reason, the grantee's Options immediately terminate, except that upon the grantee ceasing to be a Non-Employee Director as a result of retirement, disability or death, or the grantee's employment by the Company, the period during which the grantee (or his or her legal representative) may exercise any outstanding and then exercisable option installments may not exceed: (i) one year from the date of death, disability or becoming an employee or consultant, and (ii) three months from the date of retirement. In no event are options exercisable beyond their stated terms.

         All options granted under the 1990 Plan become exercisable upon a "Change in Control." The 1990 Plan defines Change in Control to mean the occurrence of any of the following: (i) any "person" (as used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the voting power of the then outstanding securities of the Company; (ii) during any period of two consecutive calendar years there is a change of 25% or more in the composition of the Compensation Committee of the Company in office at the beginning of the period except for changes approved by at least two-thirds of the directors then in office who were directors at the beginning of the period; (iii) the shareholders of the Company approve a merger or consolidation of the Company with or into another corporation (other than a subsidiary or merger in which the Company survives and its outstanding voting stock is not converted or its shareholders have substantially the same proportionate interest in the voting stock of the surviving corporation or its parent as they did immediately prior to such merger), the disposition of substantially all the assets of the Company, or a liquidation or dissolution of the Company.

         The 1990 Plan provides that in the event of changes in corporate structure which in the judgment of the Compensation Committee materially affects the value of shares, the Compensation Committee may determine the appropriate adjustments, to the number and class of shares and the exercise price per share set forth in any outstanding option.

         Under present tax law, the Federal income tax treatment of options granted under the 1990 Plan is generally as described below. Local and state tax authorities may also tax incentive compensation awarded under the 1990 Plan.

         Incentive Stock Options. With respect to options which qualify as incentive stock options, a grantee will not recognize income for Federal income tax purposes at the time options are granted or exercised. If the grantee disposes of shares acquired by exercise of the options before the expiration of two years from the date the options are granted or within one year after the issuance of shares upon exercise of the options, the grantee will recognize in the year of disposition (a) ordinary income, to the extent that the lesser of either (1) the fair market value of the shares on the date of option exercise or
(2) the amount realized on disposition, exceeds the option price, and (b) capital gain (or loss), to the extent that the amount realized on disposition differs from the fair market value of the shares on the date of option exercise. If the shares are sold after expiration of these holding periods, the grantee will realize capital gain or loss (assuming the shares are held as capital assets) equal to the difference between the amount realized on disposition and the option price.

         Non-Qualified Stock Options. With respect to options which do not qualify as incentive stock options, the grantee will recognize no income upon grant of the option and, upon exercise, will recognize ordinary income to the extent of the difference between the amount paid by the grantee for the shares and the fair market value of the shares on the date of option exercise. Upon a subsequent disposition of the shares received under the option, the grantee will recognize capital gain or loss, as the case may be, to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition (assuming the shares are held as capital assets).

         Except as described below, the Company will be entitled to a deduction for Federal income tax purposes at the same time and in the same amount as a grantee is required to recognize ordinary income as described above. To the extent a grantee realizes capital gains as described above, the Company will not be entitled to any deduction for Federal income tax purposes. Effective as of the passage of the Revenue Reconciliation Act of 1993, under Section 162 of the Internal Revenue Code, companies can no longer deduct compensation over $1 million paid to their chief executive officer and their four other most highly compensated executive officers, including compensation under a plan, unless the plan meets certain requirements.

         With respect to accounting considerations, there is no charge to the Company's operations in connection with the grant or exercise of an option to employees or directors under the 1990 Plan, unless the fair market value of the shares at the date of the grant exceeds the exercise price of the option, in which case there will be a charge to operations at the dates the option becomes exercisable in the amount of such excess. If there is no charge to the Company's operations, any material tax benefit received by the Company upon exercise of a non-qualified stock option or as a result of a disqualifying disposition of shares obtained upon exercise of incentive stock options is reflected as a credit to capital in excess of par value and not as income. Earnings per share (diluted) may be affected by the 1990 Plan by the effect on the calculation, as prescribed under generally accepted accounting principles, of the number of outstanding shares of Common Stock of the Company. This calculation reflects the potential dilutive effect, using the treasury stock method, of outstanding stock options anticipated to be exercised even though shares have not yet been issued upon exercise of these options. When shares are actually issued as a result of the exercise of stock options, dilution of earnings per share (primary) may result.

         The aggregate number of options granted by the Company to the following persons and groups since the adoption of the 1990 Plan is as indicated: Carl H. Rosner (Chairman and retired CEO; 487,956 shares); Glenn H. Epstein (CEO and President; 640,770 shares); Michael C. Zeigler (CFO and Senior VP-Finance; 92,220 shares); Leo Blecher (VP and General Manager-IGC Magnet Business Group; 73,582 shares); Richard J. Stevens (VP and General Manager-IGC-Medical Advances, Inc.; 36,010 shares); all current executive officers as a group (1,476,465 shares); all current directors who are not executive officers as a group (335,400 shares); Joseph C. Abeles (director nominee; 71,552 shares); Thomas L. Kempner (director nominee; 71,552 shares); Stuart A. Shikiar (director nominee; 31,304 shares); Sheldon Weinig (director nominee; 53,664 shares); and all employees, including current officers who are not executive officers, as a group (1,383,921 shares). No options have been granted to associates of any directors, executive officers or nominees, nor have any other persons received five percent of such options. The number of presently exercisable options held by each named person is set forth in the notes to the table of Ownership of Common Stock by Directors and Officers on page 8 of this Proxy Statement.

         As of September 17, 1999, there were approximately 300 persons eligible to receive stock options under the 1990 Plan. At the close of business on September 17, 1999, the last reported sale price of the Company's Common Stock on the American Stock Exchange was $6.50 per share.

Contingent Stock Option Grants

         No options have been granted under the 1990 Plan subject to shareholder approval. However, each Non-Employee Director is entitled to a grant of 2,236 shares on the first business day of each calendar quarter, which will not be granted if shares are not available under the 1990 Plan. In addition, the Compensation Committee would be unable to grant new options to executive officers, employees or consultants in excess of those shares presently available for grant (72,774) unless additional shares become available under the 1990 Plan.

                             EXECUTIVE COMPENSATION

         The following table summarizes for the past three years the annual and long-term compensation of those persons who were, at May 30, 1999, the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE


                                        Annual                                       Long Term
                          ------------------------------------------------------------------------------------------
                                                                      Other Annual   Award of
                                                                      Compensation   Stock          All Other
                          Fiscal        Salary          Bonus         ($)            Options        Compensation
Position                  Year          ($)             ($)(1)                       (#)            ($)
Carl H. Rosner            1999          376,394          47,435       181,311(2)      15,000         47,746(3)
Chairman and Chief        1998          363,991          40,346             --        16,830         50,191(3)
Executive Officer         1997          357,500          68,820             --        78,030         55,388(3)

Glenn H. Epstein          1999          199,609          44,500                       50,500           3,860(4)
President and
Chief Operating           1998          183,463          32,500         52,535(5)     90,270           1,444(4)
Officer
                          1997(6)        10,385              --          5,347(5)         --              --

Michael C. Zeigler        1999          157,115          15,000                        7,500           6,360(7)
Chief Financial Officer   1998          152,692          12,500             --         7,140           7,319(7)
and Senior Vice
President - Finance       1997          140,000          12,500             --        15,606           7,569(7)

Leo Blecher               1999          145,119          25,000                       10,000           2,639(8)
Vice President            1998          142,174          20,500             --        10,302           1,765(8)
and General Manager -     1997          132,691          10,500             --         7,803           1,915(8)
IGC-Magnet Business Group

Richard J. Stevens        1999          136,124          25,000                       10,000           3,587(9)
Vice President and        1998          129,000              --                           --           4,182(9)
General Manager -         1997           24,000(10)          --                       26,010             601(9)
IGC-Medical Advances Inc.


(1) All bonuses were earned by the Executives as incentive compensation bonuses for fiscal years 1998, 1997 and 1996 performance, respectively, and paid in fiscal years 1999, 1998 and 1997, respectively.

(2) Consists of $181,311 paid to Mr. Rosner for accrued sick time. Employees hired prior to January 1, 1999 were permitted to accrue up to 130 days of unused sick time. Upon retirement at age 65, employees are paid for any hours accumulated in their sick bank accrual. Mr. Rosner accumulated 130 days of unused sick time which was paid to him, upon authorization of the Board of Directors, in fiscal year 1999.

(3) Includes the Company's share of contributions on behalf of Mr. Rosner to the IGC Savings Plan (401k) in the amounts of $2,535, $2,947 and $3,291 for fiscal years 1999, 1998 and 1997, respectively; payments under the Company's Supplemental Income Plan and Supplemental Retirement Plan in the amounts of $14,693, $15,789 and $16,516 for fiscal years 1999, 1998 and
      1997, respectively; and payments by the Company for a life insurance policy for the benefit of Mr. Rosner in the amounts of $16,268 in each of fiscal years 1999, 1998 and 1997, respectively. Also includes $14,250, $15,000 and $15,750 in fees received by Mr. Rosner in fiscal years 1999, 1998 and 1997, respectively, for his services as a director of Ultralife Batteries, Inc. ("ULBI"), and the value of options to acquire the common stock of ULBI (6,000 shares in each year) valued at $0, $188 and $3,563 in fiscal years 1999, 1998 and 1997, respectively. These options, which are part of Mr. Rosner's ULBI director remuneration, have been valued by taking the difference between the option exercise price and the closing price of ULBI stock as of the last trading day during the Company's fiscal year in each of 1999, 1998 and 1997. See "Compensation Committee Interlocks and Insider Participation".

(4) Includes the Company's share of contributions on behalf of Mr. Epstein to the IGC Savings Plan (401k) in the amount of $3,150 and $774 for fiscal years 1999 and 1998, respectively, and payments of $710 and $670 by the Company for a life insurance policy for the benefit of Mr. Epstein in fiscal years 1999 and 1998, respectively.

(5) Consists of relocation reimbursement of $52,535 and $5,347 for fiscal years 1998 and 1997, respectively.

(6) Mr. Epstein was named President and Chief Operating Officer on May 5, 1997. The Company's 1997 fiscal year ended on May 25, 1997. Accordingly, Mr. Epstein received compensation in only two weeks in fiscal year 1997.

(7) Includes the Company's share of contributions on behalf of Mr. Zeigler to the IGC Savings Plan (401k) in the amounts of $2,773, $2,107 and $2,097 for fiscal years 1999, 1998 and 1997, respectively, and payments under the Company's Supplemental Income Plan and Supplemental Retirement Plan in the amounts of $3,586, $5,212 and $5,472 for fiscal years 1999, 1998 and 1997, respectively.

(8) Consists of the Company's share of contributions on behalf of Mr. Blecher to the IGC Savings Plan (401k) in the amounts of $2,639, $1,765 and $1,915 for fiscal years 1999, 1998 and 1997, respectively.

(9) Consists of the Company's share of contributions on behalf of Mr. Stevens to the IGC Savings Plan (401k) in the amounts of $3,587, $3,225 and $601 for fiscal years 1999, 1998 and 1997, respectively. Also includes a payment of $957 in fiscal year 1998 for a life insurance policy that was canceled in fiscal year 1999.

(10) The Company acquired IGC-Medical Advances on March 11, 1997. Accordingly, Mr. Stevens received compensation from the Company for approximately eleven weeks in fiscal year 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table summarizes stock options granted during the fiscal year ended May 30, 1999 to the persons named in the Summary Compensation Table. No stock appreciation rights have been granted by the Company nor is the grant of such rights currently provided for in the Company's 1990 Stock Option Plan.

                                                                                   Potential
                                                                                   Realizable
                                                                                   Value at Assumed
                                                                                   Annual Rates of
                                                                                   Stock Price
                                  Individual                                       Appreciation for
                                  Grants                                           Option Term(1)

                                  Percent of
                                  Total Options
                                  Granted to
                                  Employees in
                    Options       Fiscal         Exercise Price
Name                Granted(#)    1999           (per share)      Expiration Date     5%              10%
--------------------------------------------------------------------------------------------------------------------
Carl H. Rosner      15,000(2)       3.7%          $ 6.8125         03/09/09        $  64,265       $162,861

Glenn H. Epstein    25,500(3)       6.3%          $ 8.5780         07/21/03        $  60,434       $133,542
                    25,000(2)       6.2%          $ 6.8125         03/09/09        $ 107,109       $271,434

Michael C.           7,500(2)       1.8%          $ 6.8125         03/09/09        $  32,133       $ 81,430
Zeigler

Leo Blecher         10,000(2)       2.5%          $ 6.8125         03/09/09        $  42,843       $108,574

Richard J.          10,000(2)       2.5%          $ 6.8125         03/09/09        $  42,843       $108,574
Stevens

(1) Potential Realizable Values are based on an assumption that the stock price of the Common Stock starts equal to the exercise price shown for each particular option grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These amounts are reported net of the option exercise price (which may be paid by delivery of already-owned shares of Common Stock), but before any taxes associated with the exercise or subsequent sale of the underlying stock. The actual value, if any, an optionholder may realize will be a function of the extent to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the optionholder's continued employment through the vesting period. The actual value to be realized by the optionholder may be greater or less than the values estimated in this table.

(2) Options vest in five equal installments beginning on first anniversary date. Options were granted on March 9, 1999.

(3) Options vest in three equal annual installments beginning on July 21, 2000.



           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

         The following table summarizes option exercises during the fiscal year ended May 30, 1999, and the value of vested and unvested options, for the persons named in the Summary Compensation Table at May 30, 1999.

                                                  Number of Unexercised                  Value of Unexercised
                                                  Options at May 30, 1999                In-the-Money Options at
                                                                                         May 30, 1999(1)
                  Shares
                  Acquired on     Value
Name              Exercise        Realized        Exercisable         Unexercisable      Exercisable        Unexercisable
--------------------------------------------------------------------------------------------------------------------------------
Carl H. Rosner      79,539        $318,182          245,606             28,464           $307,785          $  15,000

Glenn H. Epstein        --              --           28,458            112,312                 --          $  25,000

Michael C.              --              --           67,489             24,731           $104,654          $   7,500
Zeigler

Leo Blecher             --              --           35,538             26,790           $ 27,678          $  10,000

Richard J.                                           10,404             25,606                 --          $  10,000
Stevens


(1) Based on the closing price of the Common Stock as reported on the American Stock Exchange on that date ($7.8125), net of the option exercise price.

                                RETIREMENT PLANS

         Pension Plan. In fiscal year 1999 the Company froze all pension benefits under its qualified, defined benefit pension plan (the "Pension Plan") as of December 31, 1998 (with the exception of approximately 50 bargaining union members at a subsidiary, IGC-APD Cryogenics Inc.). Therefore, no additional benefits were accrued after that date. Prior to freezing the Pension Plan, all employees 21 years of age and older who had completed one year of credited service participated in the Pension Plan. Participating employees received certain defined benefits under the Pension Plan upon their normal or early retirement from the Company's employ or upon death. Subject to certain maximum benefit ceilings set forth in the Pension Plan and assuming normal retirement at age 65, a participant would have had an annual pension equal to the following:


For each year of credited service:                Annual pension benefits will equal the aggregate of:
-----------------------------------------------------------------------------------------------------------
Prior to February 1, 1985 ................        1% of base salary (excluding bonuses, commissions, etc.)
                                                  plus 1% of such salary that exceeded $6,600.

From February 1, 1985                             1% of base salary plus 1% of such salary that exceeded
until November 30, 1989 ................          the social security taxable wage base.

After December 1, 1989 ..................         1.05% of base salary plus .65% of such salary that exceeds
                                                  Covered Compensation (Covered Compensation is the average of the social security taxable wage bases in effect for each
                                                  year during the 35-year period ending in the year in which an individual reaches his or her retirement age, as
                                                  determined by the Social Security Act).

         The Company has been advised that the Pension Plan has sufficient assets to permit termination and has begun the required steps to do so in accordance with statutory requirements. The actual termination date depends on a number of factors. In fiscal year 1999, the estimated projected annual benefits under the now frozen Pension Plan for Messrs. Rosner, Epstein, Zeigler and Blecher, assuming normal retirements, are approximately $80,448, $1,080, $21,360 and $14,580, respectively. Mr. Stevens was not a participant in the Pension Plan.

         Supplemental Retirement Plan. The Company's Supplemental Retirement Plan, adopted in 1985, provides additional retirement benefits to selected executives of the Company. Under the plan, the Company has entered into agreements with such executives, which agreements provide that, on retirement at age 65, the participant will receive additional retirement benefits payable in equal monthly installments over 180 months. For a participant who elects to retire after age 62 but before age 65, the amount of the retirement benefits are actuarially reduced.

         The annual benefit under the Supplemental Retirement Plan for Mr. Rosner is $80,000. The projected annual benefit under the Supplemental Retirement Plan for Mr. Zeigler, assuming continued funding for the requisite period and normal retirement, is $36,088.

         Supplemental Income Plan. The Company's Supplemental Income Plan provides death benefits to families of certain corporate officers and certain employees. In general, the Supplemental Income Plan provides that, in the event of a participant's death prior to age 65, the participant's beneficiaries will receive periodic payments in the first year following the participant's death equal to 50% of his or her base salary, and additional payments in each subsequent year (until the participant would have reached age 65) equal to 25% of his or her base salary. The Company has purchased insurance contracts in respect of each participant to fund the Company's obligations under the Supplemental Income Plan, the costs of which are disclosed for the named executives in the Summary Compensation Table.

Certain Employment Arrangements

         Mr. Rosner retired as Chief Executive Officer of the Company effective May 31, 1999 pursuant to the terms of an employment agreement between the Company and Mr. Rosner (the "Rosner Agreement"). Under the Rosner Agreement, Mr. Rosner served as Chief Executive Officer until the end of the Company's fiscal year 1999 (the "Employment Term"). The Rosner Agreement also provides that Mr. Rosner serve as a consultant to the Company for five fiscal years thereafter (the "Consulting Term"). During the Employment Term, Mr. Rosner received a salary of not less than $275,000 per year, plus a minimum annual bonus of not less than 1% of the Company's net income before taxes and extraordinary items. During the Consulting Term, Mr. Rosner is expected to devote up to twenty hours per week to the business of the Company, and will be paid a consulting fee equal to 50% of his annual salary at the end of the Employment Term, and an incentive bonus of not less than 1/2% of the Company's income before taxes. Any time required beyond the twenty hours will be compensated at a rate equal to 125% of Mr. Rosner's then applicable hourly compensation rate. At the commencement of the Consulting Term, pursuant to the Rosner Agreement, Mr. Rosner was granted a non-qualified stock option (the "Consulting Option") to purchase 78,030 shares of Common Stock (subject to adjustments for future stock dividends or splits) at a price of $7.625, the closing price on the date of grant (June 1, 1999). The Consulting Option will have a five-year term and will vest in three annual installments commencing one year after the date of grant.

         In April, 1997, Mr. Epstein and the Company entered into an employment agreement (the "Epstein Agreement") pursuant to which Mr. Epstein would serve as President and Chief Operating Officer of the Company commencing on May 5, 1997 and continuing for two consecutive years. Under the Epstein Agreement, Mr. Epstein received a base salary of not less than $180,000 per year and an incentive bonus based upon performance. On May 11, 1999, the Company and Mr. Epstein entered into a new employment agreement (the "1999 Agreement") pursuant to which Mr. Epstein would serve as President and Chief Executive Officer of the Company commencing on June 1, 1999 and continuing until May 31, 2002 (the "Initial Employment Term"). Under the 1999 Agreement, the Initial Employment Term will be automatically renewed for successive one year periods unless either party provides sixty days notice of its or his desire to terminate the 1999 Agreement prior to the anniversary or renewal date thereof. Mr. Epstein will receive a base salary of not less than $250,000 plus a bonus with a maximum target of twenty-five percent of his annual base salary. Half of the bonus is dependent upon the achievement of quantitative financial performance goals established by the Board of Directors. The other half is dependent upon the achievement of qualitative goals established by the Compensation Committee. In consideration for entering into the 1999 Agreement, the Company granted Mr. Epstein a non-qualified option to purchase 500,000 shares of common stock of the Company with the option vesting at a rate of 33.33% on each of June 1, 2000, June 1, 2001 and June 1, 2002. The grant was made under the Company's 1990 Stock Option Plan and the exercise price was $7.625, the closing price of the Company's stock on the effective date of the grant (June 1, 1999). Pursuant to the 1999 Agreement, if Mr. Epstein is terminated without cause during the Initial Employment Term, or any renewal thereof, he would be entitled to receive an amount equal to up to eighteen (18) months of his then-base annual salary. The 1999 Agreement also provides that if Mr. Epstein is terminated or resigns as an employee under certain circumstances after a change in control event (as described in the Epstein Agreement), he would be entitled to receive an amount equal to the sum of three times his annual salary and certain other extraordinary payments.

         On March 10, 1997, Mr. Stevens and the Company entered into an employment agreement (the "Stevens Agreement") pursuant to which Mr. Stevens would serve as the chief operating officer of IGC-Medical Advances Inc. The term of the Stevens Agreement runs until March 31, 2002 (the "Term"). Under the Stevens Agreement, Mr. Stevens receives a base salary of not less than $125,000, and is entitled to bonuses under the bonus Program applicable to the Company's executive officers. The Stevens Agreement also provides that if Mr. Stevens is terminated without cause during the Term, he would be entitled to receive an amount up to nine (9) months salary plus certain benefits.

Compensation Committee Interlocks and Insider Participation

         During the Company's fiscal year ended May 30, 1999, Mr. Rosner served on the Compensation Committee of the Board of Directors of Ultralife Batteries, Inc. ("Ultralife"), a publicly traded company of which a member of the Company's Board of Directors, Mr. Abeles, is a co-founder, director and officer.

         The Company owns approximately 9.3% of the outstanding common stock of Ultralife. Pursuant to a Share Purchase Agreement dated January 23, 1992, between the Company and Ultralife, the Company purchased the Ultralife common stock in a series of transactions during its fiscal years 1992 and 1993. The Company paid an aggregate purchase price of $4,548,000 in cash and $2,952,000 in the Company's Common Stock. The Share Purchase Agreement also obligated Ultralife to increase the number of members on its Board of Directors to include a nominee of the Company. Mr. Rosner is serving on the Board of Directors of Ultralife as the Company's nominee.

                        REPORT OF COMPENSATION COMMITTEE

         The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Intermagnetics General Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         The Compensation Committee of the Board of Directors sets the compensation policies for the executive officers of the Company, recommends the annual base salary, annual incentive compensation and grant of long term incentive compensation for the Company's chief executive officer, and approves the annual base salary, annual incentive compensation and grant of long term incentive compensation for all other executive officers of the Company. In fulfilling this duty, the Compensation Committee has sought to establish a policy that enables the Company to attract, retain and reward executive officers who contribute substantially to the success of the Company, and aligns executive compensation with the creation of long-term value for the Company's shareholders.

         The Compensation Committee views executive compensation as comprised of three essential components: long-term incentive compensation, annual base salary and annual incentive compensation.

         Long Term Incentive Compensation. The Compensation Committee views long-term incentive compensation as the cornerstone of executive compensation. The Compensation Committee believes that long-term executive compensation should be closely linked to the creation of shareholder value. In this regard, the Compensation Committee believes that the grant of stock options to the Company's executive officers under the Company's stock option plans focuses the attention of the Company's executives on the important task of creating long-term shareholder value. In awarding stock options to the executive officers of the Company, the Compensation Committee generally considers a variety of factors, including the potential impact of an executive officer on shareholder value and industry practice with respect to such awards. Options are typically granted at the market price on the date of grant. Because vesting ceases should the executive leave the Company's employment, the Compensation Committee believes that the stock options also serve to retain the Company's executive officers.

         Annual Base Salary. In establishing executive annual base salaries, the Compensation Committee has established a policy of setting payments competitively. In determining the competitiveness of individual salaries, the Compensation Committee periodically gathers information regarding the base salaries paid within the industry to other individuals with comparable responsibilities. In connection with establishing base salaries in light of the competitive ranges, the Compensation Committee weighs the allocation of responsibilities among the executive officers within the Company and the relevant experience of each such executive officer.

         Annual Incentive Compensation. The Compensation Committee believes that an important component of annual compensation is incentive compensation. In fiscal year 1999, the Compensation Committee determined annual incentive compensation under its established Management Incentive Compensation Program (the "MIC Program") pursuant to which cash awards may be granted to officers and employees of the Company. The size and availability of a cash award under the MIC Program are entirely at the discretion of the Compensation Committee and subject to certain individual and Company performance objectives established by the Compensation Committee for each executive officer. In establishing the performance objectives for an executive officer under the MIC Program, the Compensation Committee considers such factors as the executive officer's responsibilities and potential impact upon the Company's performance. With respect to awards made solely within the discretion of the Compensation Committee under the MIC Program, the Compensation Committee typically grants awards where an executive officer has not necessarily fully achieved the predetermined performance objectives, but where the executive officer has nonetheless materially contributed to the achievement of identifiable results that enhance shareholder value over the longer term. In addition, the Compensation Committee established a specific bonus for Mr. Rosner as Chief Executive Officer under the terms of Mr. Rosner's employment agreement. Under the terms of his employment agreement, Mr. Rosner was entitled to a bonus equal to one percent of the Company's pretax net income for each of fiscal years 1997, 1998 and 1999. The Compensation Committee believes that this bonus complements long term and annual compensation by keeping Mr. Rosner's performance attuned to the Company's profitability.

         In July 1999, the Compensation Committee established a new annual incentive compensation program (the "2000 Incentive Bonus Program") pursuant to which cash bonuses may be granted to officers and employees of the Company. The 2000 Incentive Bonus Program will apply to bonuses awarded for fiscal year 2000 performance. The size and availability of a cash award under the Program are linked to quantitative and qualitative goals that are established for each eligible participant at the beginning of the Company's fiscal year. The Board of Directors sets the quantitative goals for the financial performance of the Company and its subsidiaries and divisions. The Compensation Committee sets qualitative goals for the Chief Executive Officer. Qualitative goals for other officers and employees are approved by the executive officer to whom he or she reports. The 2000 Incentive Bonus Program replaces the MIC Program for fiscal year 2000 and beyond.

         The Compensation Committee believes that the compensation received by each of the five highest paid executive officer's of the Company for its fiscal year 1999 was reasonable in view of the Company's consolidated performance and the contribution of those officers to that performance.

         In particular, the Compensation Committee believes that the compensation received during fiscal year 1999 by Carl H. Rosner, reflected his very strong contribution to the Company. Consistent with the requirements of the Rosner Agreement, Mr. Rosner received a salary of $376,394, but no annual bonus for fiscal year 1999.

         The Compensation Committee notes that Mr. Rosner's salary falls within the competitive range established for the position of Chief Executive Officer.


                                            COMPENSATION COMMITTEE OF THE BOARD
                                            OF DIRECTORS OF INTERMAGNETICS
                                            GENERAL CORPORATION
                                            Sheldon Weinig (Committee Chairman)
                                            John M. Albertine
                                            James S. Hyde
                                            Thomas L. Kempner
                                            Stuart A. Shikiar

                             STOCK PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return on the Company's Common Stock for the past five fiscal years with similar returns for (i) a composite index of the American Stock Exchange ("AMEX"), and (ii) a peer group of companies selected by the Company for purposes of the comparison and described more fully below (the "Peer Group"). Dividend reinvestment has been assumed and, with respect to companies in the Peer Group, the returns of each such company have been weighted at each measurement point to reflect relative stock market capitalization. There can be no assurance that the performance of the Company's Common Stock will continue in a manner similar to the trend depicted on the graph.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                    AMONG INTERMAGNETICS GENERAL CORPORATION,
                  THE AMEX MARKET VALUE INDEX AND A PEER GROUP

   300 --------------------------------------------------------------------------------
       |                                           /\          /\                     |
       |                                                                              |
   250 |- - - - - - - - - - - - - - - -/\- - - - - - - - - - - - - - - - -/\- - - - - |
       |                     /\                                                       |
       |                                                                              |
   200 |- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - |
       |                                                                  o           |
D      |                                                                              |
O      |                                                      o                       |
L  150 |- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - |
L      |                               o           o                                  |
A      |                     o                                                        |
R      |                              [ ]                                             |
S  100 |- - - - [ ] - - - - [ ] - - - - - - - - - - - - - - - - - - - - - - - - - - - |
       |                                          [ ]                                 |
       |                                                     [ ]                      |
       |                                                                 [ ]          |
    50 |- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - |
       |                                                                              |
       |                                                                              |
     0 |--------|-----------|----------|-----------|----------|-----------|-----------|
             5/29/94     5/28/95    5/26/96     5/25/97    5/31/98     5/30/99
__________________________________________________________________________________________
|                                                                                         |
| ---[ ]--- INTERMAGNETICS GENERAL CORPORATION  -/\- PEER GROUP  - -o-- AMEX MARKET VALUE |
|_________________________________________________________________________________________|

* $100 INVESTED ON 5/29/94 IN STOCK OR ON 5/29/94
IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS.


INTERMAGNETICS GEN CORP

                                                             Cumulative Total Return
                                         ---------------------------------------------------------------------
                                         5/29/94     5/28/95     5/26/96      5/25/97     5/31/98     5/30/99

INTERMAGNETICS GENERAL CORPORATION        100.00      101.64      109.06        87.69       77.79       62.44
PEER GROUP                                100.00      231.96      249.78       281.40      282.12      250.71
AMEX MARKET VALUE                         100.00      111.73      138.71       140.80      168.34      186.23

     * Assumes $100 invested on May 29, 1994 in Intermagnetics General Corporation Common Stock, AMEX Composite Index and Peer Group.

         The selection of a peer group posed some difficulty because the Company does not believe there are any publicly-traded companies devoted exclusively or even substantially to all of the same markets in which the Company competes. The Company believes that many of its strongest competitors are either not publicly traded in the U.S., or consist of subsidiaries or divisions of large corporations. Hence, the Company selected a peer group consisting of publicly-traded high technology companies (including those in the development stage) that (a) have less than $275 million in annual revenues, and (b) either compete against the Company in one or more of its several markets or otherwise participate in one or more of its several markets. With respect to the medical diagnostic imaging market, the Company focused on selecting other companies that, like Intermagnetics, design and sell systems and components to medical products companies.

         The companies in the Peer Group that compete against the Company in one or more of its several markets consist of Helix Technology Corporation, a manufacturer of cryogenic equipment and American Superconductor Corp., a development stage company working with high temperature superconductors.

         The companies in the Peer Group that otherwise participate in markets in which the Company is active (but do not compete against the Company in such markets) consist of Analogic Corp., a manufacturer of data acquisition and processing hardware for various markets (including diagnostic imaging markets), Fischer Imaging Corporation, a manufacturer of specialty and general purpose medical imaging systems, components and subsystems and Biomagnetic Technologies, Inc., a small company that develops and manufactures diagnostic imaging systems based upon the direct measurement of bio-electrical activity in the brain.

         In providing the foregoing graph for informational purposes, the Company notes that as a general rule, development stage companies do not have meaningful revenues relative to their substantial product development expenses. Hence, unlike the Company's Common Stock, the value of equity securities of development stage companies are based primarily on speculation regarding the potential success of such companies in bringing a novel product to market successfully.

                              CERTAIN TRANSACTIONS

         See "Certain Employment Arrangements" and "Compensation Committee Interlocks and Insider Participation" under "Executive Compensation."


                                  OTHER MATTERS

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 30, 1999, all Section 16(a) filing requirements applicable to its officers, directors and more than ten-percent beneficial owners were complied with.

         The Board of Directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.


                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. In order to be considered for inclusion in the proxy statement and form of proxy relating to the 2000 Annual Meeting, such proposals must be received by the Company not later than May 30, 2000. Proposals should be directed to the attention of the Corporate Secretary of the Company.


                           ANNUAL REPORT ON FORM 10-K

         The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of such person, a copy of the Company's annual report on Form 10-K, as amended, for the fiscal year ended May 30, 1999, including the financial statements and schedules thereto, but excluding exhibits. Requests for copies of such report should be directed to the Company's Investor Relations Department.

                                        By order of the Board of Directors,

                                        CATHERINE E. ARDUINI
                                        Corporate Secretary

                       INTERMAGNETICS GENERAL CORPORATION
           Proxy for Annual Meeting of Shareholders, November 9, 1999

         The undersigned hereby appoints Carl H. Rosner, Glenn H. Epstein and Michael C. Zeigler or any one of them acting singly with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of Intermagnetics General Corporation to be held on November 9, 1999, and any adjournments thereof, to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on the reverse side and on any other matters properly brought before the meeting or any adjournments thereof, all as set forth in the September 27, 1999 proxy statement.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                       INTERMAGNETICS GENERAL CORPORATION

           PLEASE MARK YOUR CHOICE LIKE THIS |X| IN BLUE OR BLACK INK
                          I PLAN TO ATTEND MEETING |_|

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES AND FOR APPROVAL OF THE PROPOSED INCREASE IN SHARES AVAILABLE UNDER THE 1990 STOCK OPTION PLAN.

1. Election of the following nominees as directors (voting cumulatively as set forth in the September 27, 1999 proxy statement): Joseph C. Abeles, Thomas L. Kempner, Stuart A. Shikiar, Sheldon Weinig.


      For all        Withhold for     Withhold for the following only:     To cumulate votes for individual
      nominees       all nominees     (Write the name of the nominee(s)    directors, fill in the name of the
                                      in the space below)                  nominee(s) below and indicate such votes:
       |_|            |_|             _________________________________    _________________________________________




THIS PROXY IS CONTINUED ON THE REVERSE SIDE, PLEASE DATE, SIGN AND RETURN PROMPTLY.

2. Approval of amendment to the Company's 1990 Stock Option Plan (the "1990 Plan") to increase the number of shares of Common Stock of the Company available under the 1990 Plan by 250,000 shares.

      For         Against        Abstain
      |_|           |_|            |_|

      (Signature should be exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.)

      Date
          ------------------------------------------------

      Signature
                ------------------------------------------

      Signature
                ------------------------------------------

      This Proxy will be Voted FOR All of the Above Matters Unless Otherwise Indicated, and in the Discretion of the Proxies on All Other Matters Properly Brought Before the Meeting.

APPENDIX A
                                                      As Amended July 15, 1999

                       INTERMAGNETICS GENERAL CORPORATION

                            1990 STOCK OPION PLAN(1)

Section 1.        Purpose

         The Plan (i) authorizes the Board to provide key Employees and Consultants of the Corporation and its Subsidiaries, who are in a position to contribute materially to the long-term success of the Corporation, with options to acquire common stock of the Corporation, and (ii) provides for the automatic grant of options to Non-Employee Directors of the Corporation in accordance with the terms specified herein. The Corporation believes that this incentive program will cause those persons to increase their interest in the Corporation's welfare, and aid in attracting and retaining Employees, Directors and Consultants of outstanding ability.

Section 2.        Definitions

         Unless the context clearly indicates otherwise, the following terms, when used in this Plan, shall have the meanings set forth in this Section:

         (a) "Board" shall mean the Board of Directors of the Corporation.

         (b) "Change in Control" shall mean the occurrence of any of the following: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the voting power of the then outstanding securities of the Corporation; (ii) during any period of two consecutive calendar years there is a change of 25% or more in the composition of the Board of the Corporation in office at the beginning of the period except for changes approved by at least two-thirds of the Directors then in office who were Directors at the beginning of the period; (iii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with or into another corporation (other than a Subsidiary or merger in which the Corporation survives and its outstanding voting stock is not converted or its stockholders have substantially the same proportionate interest in the voting stock of the surviving corporation or its Parent as they did immediately prior to such merger), the disposition of substantially all the assets of the Corporation, or a liquidation or dissolution of the Corporation.

         (c) "Code" shall mean the Internal Revenue Code of 1986 as it may be amended from time to time.

         (d) "Committee" shall mean any Committee of three or more Directors that may be designated by the Board to administer the Plan.


-----------------
(1) The share numbers in the 1990 Stock Option Plan have been revised to reflect a 3% stock dividend distributed September 16, 1991 to stockholders of record as of September 6, 1991.

         (e) "Consultant" shall mean any consultant of the Corporation or its Subsidiaries.

         (f) "Control Person" shall mean any person who, as of the date of grant of an Option, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent of the total combined voting power or value of all classes of stock of the Corporation or of any parent or Subsidiary.

         (g) "Corporation" shall mean Intermagnetics General Corporation, a New York Corporation.

         (h) "Director" shall mean any member of the Board.

         (i) "Employee" shall mean any employee of the Corporation or its Subsidiaries, including Directors who are otherwise employed by the Corporation.

         (j) "Exchange Acts" shall mean the Securities Exchange Act of 1934 as it may be amended from time to time.

         (k) "Fair Market Value" shall mean for any day the closing price of the Stock in the over-the counter market, as reported through the National Association of Securities Dealers Automated Quotation System or, if the Stock is listed or admitted to trading on any national securities exchange, the last reported sale price on such exchange.

         (l) "Grantee" shall mean a person granted an Option under the Plan.

         (m) "ISO" shall mean an Option granted pursuant to the Plan to purchase shares of the Stock and intended to qualify as an incentive stock option under
Section 422 of the Code, as now or hereafter constituted.

         (n) "Non-Employee Director" shall mean a Director of the Corporation who is not an Employee.

         (o) "NQSO" shall mean an Option granted pursuant to the Plan to purchase shares of the Stock that is not an ISO.

         (p) "Options" shall refer collectively to NQSOs and ISOs subject to the Plan.

         (q) "Parent" shall mean any parent corporation as defined in Section 424 of the Code.

         (r) "Plan" shall mean this 1990 Stock Option Plan as set forth herein and as amended from time to time.

         (s) "Stock" shall mean shares of the Common Stock of the Corporation.

         (t) "Subsidiary" shall mean any subsidiary corporation as defined in
Section 424 of the Code.

Section 3.        Shares of Stock Subject to the Plan

         Subject to the provisions of Section 9, the Stock which may be issued or transferred pursuant to Options granted under the Plan shall not exceed 3,242,208 shares in the aggregate. Stock issuable upon the exercise of any Option may be authorized but unissued shares or reacquired shares of Stock. If any unexercised Options lapse or terminate for any reason, the Stock covered thereby may again be optioned. More than one Option may be granted to one person.

Section 4.        Administration of the Plan

         The Plan shall be administered by the Board. Subject to the express provisions of the Plan, the Board shall have the authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to determine the terms and provisions of stock option agreements thereunder and to make all other determinations necessary or advisable for the administration of the Plan. Any controversy or claim arising out of or related to this Plan or the Options granted thereunder shall be determined unilaterally by, and at the sole discretion of, the Board. To the extent the Board has designated a Committee to administer the Plan, reference herein to the "Board" shall be deemed to refer to such Committee.

Section 5.        Types of Options

         Options granted under the Plan may be of two types: ISOs and NQSOs. The Board shall have the authority and discretion to grant to an eligible Employee either ISOs, NQSOs or both, but shall clearly designate the nature of each Option at the time of grant. Consultants and Non-Employee Directors shall only receive NQSOs.

Section 6.        Grant of Options to Employees and Consultants

         (a) Key Employees and Consultants of the Corporation and its Subsidiaries shall be eligible to receive Options under the Plan. Employees shall be eligible to receive ISOs and NQSOs; Consultants shall be eligible to receive NQSOs only.

         (b) The exercise price per share of Stock subject to an Option granted to an Employee or Consultant shall be determined by the Board, provided, however, (i) that the exercise price of each share subject to an ISO shall be not less than 100% of the Fair Market Value of a share of the Stock on the date such ISO is granted, (in) that such exercise price shall not be less than 110% of such Fair Market Value for any ISO granted to a Control Person, and (ii) that the exercise price of each share subject to an NQSO shall be not less than 85% of the Fair Market Value of a share of the Stock on the date such NQSO is granted.

         (c) The term of each Option granted to an Employee or Consultant shall be determined by the Board, provided that no Option shall be exercisable more than ten years from the date such Option is granted, and provided further that no ISO granted to a Control Person shall be exercisable more than five years from the date of Option grant.

         (d) The Board shall determine and designate from time to time the Employees and Consultants who are to be granted Options, the nature of each Option granted and the number of shares of Stock subject to each such Option.

         (e) Notwithstanding any other provisions hereof, the aggregate Fair Market Value (determined at the time the ISO is granted) of the Stock with respect to which ISOs are exercisable for the first time by any Employee during any calendar year under all plans of the Corporation and any Parent or Subsidiary corporation shad not exceed $100,000.

         (f) The Board, in its sole discretion, shall determine whether any Option granted to an Employee or Consultant shall become exercisable in one or more installments and specify the installment dates. The Board may also make such other provisions, not inconsistent with the terms of this Plan, as it may deem desirable, including such provisions as it may deem necessary to qualify any ISO under the provisions of Section 4Z of the Code. Notwithstanding any determination by the Board regarding the exercise period of any Option granted to an Employee or Consultant, all such Options shall immediately become exercisable upon a Change in Control of the Corporation.

         (g) The Board may, at any time, grant new or additional options to any eligible Employee or Consultant who has previously received Options under this Plan, or options under other plans, whether such prior Options or other options are still outstanding, have been exercised previously in whole or in part, or have been canceled. The exercise price of such new or additional Options may be established by the Board, subject to Section 6(b) hereof, without regard to such previously granted Options or other options.

         (h) No Option shall be granted under this Section 6 to an Employee or Consultant who is a Director except by the Board a majority of which Board and a majority of the Directors acting in the matter are "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act, or in accordance with the recommendation of a Committee of three or more persons having full authority to act in the matter, all of whom are disinterested persons, as defined above.

Section 7.        Grants of Options to Non-Employee Directors

         (a) Non-Employee Directors of the Corporation shall be eligible to receive NQSOs under the Plan only pursuant to the provisions of this Section 7. Effective beginning with the 1992 fiscal year, as of the first business day of each calendar quarter that the Plan is in existence, each then Non-Employee Director shall receive, without the exercise of the discretion of any person or persons, an NQSO under the Plan relating to the purchase of 1,545 shares of Stock. In the event that, on the first business day of each calendar quarter that the Plan is in effect, there are not sufficient shares available under this Plan to allow for the grant to each Non-Employee Director of an NQSO for the number of shares provided herein, each Non-Employee Director shall receive an NQSO for his or her pro rata share of the total number of shares of Stock available under the Plan.

         (b) The exercise price of each share of Stock subject to an Option granted to a Non-Employee Director shall equal the Fair Market Value of a share of Stock on the date such Option is granted. Payment of the exercise price for the shares being purchased may be made in cash or the surrender of shares of Stock (at then Fair Market Value) including Stock acquired pursuant to the Option being exercised.

         (c) Each Option granted to a Non-Employee Director shall have a term of five years from the date of Option grant and shall become exercisable in three
(3) equal installments of a whole number of shares on the first, second and third anniversaries of the date of grant of such Option. Notwithstanding the exercise period of any Option granted to a Non-Employee Director, all such Options shall immediately become exercisable upon a Change in Control of the Corporation.

Section 8.        Exercise of Options

         (a) Upon the exercise of any Option, the Grantee shall pay the exercise price for the shares being purchased in the manner provided in the particular stock option agreement, including payment for such shares by surrender of shares of Stock (at their Fair Market Value) if permitted by such stock option agreement, including Stock acquired pursuant to the Option then being exercised.

         (b) The number of shares which are issued pursuant to the exercise of an Option shall be charged against the maximum limitation on shares set forth in
Section 3 hereof.

         (c) Except as provided in Section 10, no Option granted to an Employee or Consultant shall be exercised unless at the time of such exercise the Grantee is then an Employee or Consultant.

         (d) Except as provided in Section 10, no Option granted to a Non-Employee Director shall be exercised unless at the time of such exercise the Grantee is then a Non-Employee Director.

         (e) Before the Company issues Stock to a Grantee pursuant to the exercise of an NQSO, the Corporation shall have the right to require that the Grantee make such provision, or furnish the Corporation such authorization, necessary or desirable so that the Corporation may satisfy its obligation, under applicable income tax laws, to withhold for income or other taxes due upon or incident to such exercise. Grantees may elect (hereinafter a "Withholding Election") with respect to the exercise of an NQSO either:

         to have the Corporation withhold, from the Stock to be issued pursuant to such exercise, such number of such shares of Stock which, or to surrender to the Corporation such number of shares of Stock already owned by the Grantee (which may be shares of Stock received upon such exercise) which,

at their Fair Market Value on the date as of which the option exercise is taxable for federal income tax purposes (the "Tax Date"), shall be sufficient to satisfy the Corporation's withholding obligation with respect to the option exercise. If the Fair Market Value on the Tax Date of the number of shares of Stock required to be withheld or surrendered pursuant to a Withholding Election exceeds the Corporation's withholding obligation with respect to the exercise, a fractional share of Stock shall not be issued for the excess, but an amount equal to the excess shall be paid to the Grantee by the Corporation in cash as soon as reasonably practicable after the amount of such excess is determined by the Corporation. A Withholding Election may be made applicable with respect to a particular option exercise, to all previously granted NQSOs, and/or to all such options to be granted in the future. A Withholding Election may be made continuing until revoked by the Grantee.

The Board may adopt such rules, forms and procedures as it considers necessary or desirable to implement this Section 8(e), which rules, forms and procedures shall be binding upon all Grantees, and which shall be applied uniformly to all Grantees similarly situated.

Section 9.        Adjustment Upon Changes in Capitalization

         In the event of any reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants, rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares or any other change in corporate structure which in the judgment of the Board materially affects the value of shares, the Board may determine the appropriate adjustments if any, to the number and class of shares and the exercise price per share set forth in any Option theretofore granted, provided that no such adjustments shall be made to any ISO without the Grantee's consent, if such adjustment would cause such ISO to fail to qualify as such.

Section 10.       Termination of Relationship with the Corporation

         (a) Upon the termination of an Employee's employment or a Consultant's consulting relationship with the Corporation for any reason (except as set forth in this Section 10(a)), such Grantee's Options shall immediately terminate. The Board shall have the discretion to provide that upon termination of an Employee's employment or a Consultant's consulting relationship as a result of retirement, disability or death, such Grantee or his or her legal representative may exercise any outstanding and then exercisable installments of his or her Options for a period not to exceed: (i) one year from the date of such termination in the case of death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code), and (ii) three months from the date of such termination in the case of retirement or other disability, provided, however, that in no event shall the period extend beyond the expiration of the Option term. In no event shall any Option be exercisable for more than the maximum number of shares that the Grantee was entitled to purchase at the date of retirement, disability, or death as the case may be. In the case of an Employee or Consultant, the transfer among the Corporation and any Subsidiary shall not be deemed to be a termination of the employment or consulting relationship, and a change from the status of an Employee to a Consultant or from a Consultant to an Employee shall not be deemed to be a termination of the employment or consultant relationship.

         (b) Upon a Non-Employee Director ceasing to be a Non-Employee Director of the Corporation for any reason (except as a result of the Grantee becoming an Employee or a Consultant of the Corporation or a Subsidiary or as a result of the Grantee's retirement, disability or death), such Grantee's Options shall immediately terminate. Upon the Grantee ceasing to be a Non-Employee Director as a result of retirement, disability or death, or such Grantee's employment by the Corporation or a Subsidiary, the period during which such Grantee may exercise any outstanding and then exercisable installments of his or her Options shall not exceed: (i) one year from the date of death, disability or becoming an Employee or Consultant, and (ii) three months from the date of retirement, provided, however, that in no event shall the period extend beyond the expiration of the Option term. In no event shall any Option be exercisable for more than the maximum number of shares that the Grantee was entitled to purchase at the date of retirement, disability, death or employment, as the case may be.

         (c) Subject to the foregoing, in the event of death, Options may be exercised by a Grantee's legal representative.

Section 11.       General Provisions

         (a) Each Option grant shall be evidenced by a written stock option agreement containing such terms and conditions, not inconsistent with this Plan, as the Board shall approve. ISOs and NQSOs may be granted to Employees simultaneously and subject to a single stock option agreement, provided, however, that in no event shall a NQSO be granted in tandem with an ISO such that the exercise of one affects the right to exercise the other. The terms and provisions of such stock option agreements (including the exercise price specified therein) may vary among Grantees and among different Options granted to the same Grantee.

         (b) The grant of an Option in any year shall not give the Grantee any right to similar grants in future years or any right to continue such Grantee's employment or consultant relationship with the Corporation or its Subsidiaries. All Grantees shall remain subject to discharge to the same extent as if the Plan were not in effect.

         (c) No Grantee, and no beneficiary or other persons claiming under or through the Grantee shall have any right, title or interest by reason of any Option to any particular assets of the Corporation or its Subsidiaries, or any shares of Stock allocated or reserved for the purposes of the Plan or subject to any Option except as set forth herein. The Corporation shall not be required to establish any fund or make any other segregation of assets to assure the payment of any Option.

         (d) No Option or other right under the Plan shall be subject to anticipation, sale, assignment, pledge, encumbrance, or charge except by will or the laws of descent and distribution, and an Option shall be exercisable during the Grantee's lifetime only by the Grantee.

         (e) Notwithstanding any other provision of this Plan or stock option agreements made pursuant thereto, the Corporation shall not be required to issue or deliver any certificate or certificates for shares of Stock under this Plan prior to fulfillment of all of the following conditions:

                  (1) The listing, or approval for listing upon notice of issuance, of such shares on any securities exchange on which the Stock may then be traded;

                  (2) Any registration or other qualification of such shares under any state or federal law or regulation, or other qualification which the Board shall, in its absolute discretion and upon the advice of counsel, deem necessary or advisable;

                  (3) The obtaining of any other consent, approval or permit from any state or federal governmental agency which the Board shall, in its absolute discretion and upon the advice of counsel, determine to be necessary or advisable; and

                  (4) The execution by the Grantee (or the Grantee's legal representative) of such written representation that the Board may in its sole discretion deem necessary or advisable to the effect that the shares then being purchased are being purchased for investment with no present intention of reselling or otherwise disposing of such shares in any manner which may result in a violation of the Securities Act of 1933, as amended, and the placement upon certificates for such shares of an appropriate legend in connection therewith.

         (f) The issuance of shares of Stock to Grantees or to their legal representatives shall be subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

         (g) In the case of a grant of an Option to any Employee or Consultant of a Subsidiary, the Corporation may, if the Board so directs, issue or transfer the shares covered by the Option to the Subsidiary, for such lawful consideration as the Board may specify, upon the condition or understanding that the Subsidiary will transfer the shares to the Employee or Consultant in accordance with the terms of the Plan and the stock option agreement relating to such Option.

Section 12.       Amendment or Termination

         The Board may, at any time, alter, amend, suspend, discontinue or terminate this Plan; provided, however, that no such action shall adversely affect the rights of Grantees to Options previously granted hereunder and, provided further, however, that any shareholder approval necessary or desirable in order to comply with Rule 16b-3 under the Exchange Act or with Section 422 of the Code (or other applicable law or regulation) shall be obtained in the manner required therein.

Section 13.       Duration of Plan

         This Plan is effective upon its adoption by the Board on December 14, 1990, subject to the approval of the Corporation's stockholders at the next annual meeting following such adoption. This Plan shall terminate at the close of business on December 14, 2000, and no Option may be granted under the Plan thereafter, but such termination shall not affect any Options theretofore granted.











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